As filed with the Securities and Exchange Commission on September 11, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOREST CITY ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0863886
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(Address of Principal Executive Offices)

Forest City Enterprises, Inc. 1994 Stock Plan
(As Amended and Restated as of June 19, 2008)
(Full Title of the Plan)

FCE Statutory Agent, Inc.
Terminal Tower, 50 Public Square, Suite 1360
Cleveland, Ohio 44113
(216) 621-6060
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
			Proposed	maximum
			maximum	aggregate
Title of securities to			offering price	offering	Amount of
be registered	Amount to be registered		per share (2)	price (2)	registration fee (2)
Class A Common Stock	1,000,000	(1)(2)	$29.39	$29,390,000	$1,155
$0.33-1/3 par value

(1)	This Registration Statement includes 1,000,000 shares of Class A Common Stock, $0.33-1/3 par value of Forest City Enterprises, Inc. (the “Registrant”), offered or to be offered by the Registrant under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (the “Plan”). This amount represents increases in the number of shares of Class A common stock authorized for issuance under the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Class A common stock that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Registrant’s shares of Class A common stock reported on the consolidated reporting system of the New York Stock Exchange on September 5, 2008.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 1,000,000 shares of Class A Common Stock, $0.33-1/3 par value, available for issuance under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (the “Plan”). Our shareholders approved an amendment and restatement of the Plan on June 19, 2008, and, as a result, the number of shares of Class A common stock authorized for issuance under the Plan was increased by 1,000,000 to 12,750,000.
     We initially registered 2,250,000 shares of Class A common stock for issuance under the Plan on a Form S-8 Registration Statement (File No. 333-61925) filed with the Securities and Exchange Commission (the “Commission”) on August 20, 1998. On November 14, 2001, we had a 3-for-2 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 3,375,000 pursuant to the anti-dilution provisions of the Securities Act. We subsequently filed a Post-Effective Amendment No. 1 to Form S-8 on January 20, 2005, and a Post-Effective Amendment No. 2 to Form S-8 filed with the Commission on January 25, 2005. On January 20, 2005, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 2,500,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-122172), which brought the total number of shares of Class A common stock registered for issuance under the Plan to 5,875,000. On July 11, 2005, we had a 2-for-1 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 11,750,000 pursuant to the anti-dilution provisions of the Securities Act. We subsequently filed a Post-Effective Amendment No. 1 to Form S-8 on May 3, 2007. Pursuant to General Instruction (E) of Form S-8, the contents of the Registration Statement No. 333-122172, as amended, are incorporated herein by reference, except that the provisions contained in Part II of the Form S-8 Registration Statement No. 333-122172, as amended, are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents, which are on file with the Commission, are incorporated herein by reference:
     1. The Registrant’s Annual Report on Form 10-K for the year ended January 31, 2008;
     2. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2008 and July 31, 2008;
     3. The Registrant’s Current Reports on Form 8-K filed on February 4, 2008, April 7, 2008, May 12, 2008, May 19, 2008 and June 24, 2008; and
     4. The description of our Class A common stock contained in our Registration Statement on Form 10 and all amendments or reports filed with the Commission for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Certain legal matters incident to the issuance and validity of the shares of Class A common stock will be passed upon for us by Geralyn M. Presti, Senior Vice President, General Counsel and Secretary of the Registrant. As of September 8, 2008, Ms. Presti owned 14,729 shares of our Class A common stock, including 6,674 restricted shares, 1,250 shares of our Class B common stock and 53,701 options to purchase shares of our Class A common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     Our code of regulations provides that we shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, other than an action by us or in our right, by reason of the fact that he or she is or was our director, officer, employee or agent or is or was serving at our request as a director, trustee, officer, member, manager, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under the terms of our directors’ and officers’ liability and company reimbursement insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act.
ITEM 8. EXHIBITS.
     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 6 and are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 11, 2008.

FOREST CITY ENTERPRISES, INC.

By: /s/ Robert G. O’Brien
Robert G. O’Brien
Executive Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Albert B. Ratner	Co-Chairman of the Board and Director	September 11, 2008
Albert B. Ratner

/s/ Samuel H. Miller	Co-Chairman of the Board, Treasurer and Director	September 11, 2008
Samuel H. Miller

/s/ Charles A. Ratner	President, Chief Executive Officer and Director	September 10, 2008
Charles A. Ratner	(Principal Executive Officer)

/s/ Robert G. O’Brien	Executive Vice President and Chief Financial Officer	September 10, 2008
Robert G. O’Brien	(Principal Financial Officer)

/s/ Linda M. Kane	Senior Vice President, Chief Accounting and	September 10, 2008
Linda M. Kane	Administrative Officer (Principal Accounting Officer)

/s/ James A. Ratner	Executive Vice President and Director	September 11, 2008
James A. Ratner

/s/ Ronald A. Ratner	Executive Vice President and Director	September 11, 2008
Ronald A. Ratner

/s/ Brian J. Ratner	Executive Vice President and Director	September 11, 2008
Brian J. Ratner

/s/ Bruce C. Ratner	Executive Vice President and Director	September 10, 2008
Bruce C. Ratner

/s/ Deborah L. Harmon	Director	September 4, 2008
Deborah L. Harmon

/s/ Jerry V. Jarrett	Director	September 11, 2008
Jerry V. Jarrett

/s/ Stan Ross	Director	September 11, 2008
Stan Ross

/s/ Deborah Ratner Salzberg	Director	September 11, 2008
Deborah Ratner Salzberg

/s/ Joan K. Shafran	Director	September 11, 2008
Joan K. Shafran

/s/ Louis Stokes	Director	September 11, 2008
Louis Stokes

FOREST CITY ENTERPRISES, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1
Amended Articles of Incorporation adopted as of October 11, 1983 (filed with the Commission as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended October 31, 1983 (File No. 1-4372) and incorporated herein by reference).

4.2
Certificate of Amendment by Shareholders to the Registrant’s Articles of Incorporation dated June 24, 1997 (filed with the Commission as Exhibit 4.14 to the Registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-41437) and incorporated herein by reference).

4.3
Certificate of Amendment by Shareholders to the Registrant’s Articles of Incorporation dated June 16, 1998 (filed with the Commission as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-61925) and incorporated herein by reference).

4.4
Certificate of Amendment by Shareholders to the Registrant’s Articles of Incorporation, effective as of June 20, 2006 (filed with the Commission as Exhibit 3.6 to the Registrant’s Form 10-Q for the quarter ended July 31, 2006 (File No. 1-4372) and incorporated herein by reference).

4.5
Code of Regulations as amended June 15, 2006 (filed with the Commission as Exhibit 3.5 to the Registrant’s Form 10-Q for the quarter ended July 31, 2006 (File No. 1-4372) and incorporated herein by reference).

4.6
Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (filed with the Commission as Exhibit 10.1 to the Registrant’s Form 8-K filed on June 24, 2008 (File No. 001-04372) and incorporated herein by reference).

5	Opinion of General Counsel of Forest City Enterprises, Inc. as to the legality of the securities being registered that constitute original issue shares.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of General Counsel of Forest City Enterprises, Inc. (included as part of Exhibit 5).